Exhibit 99.1

CONTACT:
Michelle Calcagni	Lisa Lecas
(847) 720-1652	(847) 720-8243
michelle.calcagni@usfoods.com lisa.lecas@usfoods.com

US FOODS NAMES PIETRO SATRIANO AS NEW PRESIDENT AND CEO

ROSEMONT, Ill., July 9, 2015 – US Foods today named Pietro Satriano its next President and Chief Executive Officer, effective Monday, July 13, 2015. Satriano previously held the role of Chief Merchandising Officer. John Lederer, the company’s current President and CEO, will continue as an advisor to US Foods and its Board of Directors.

“Pietro is a proven leader whose business experience and strategic vision will be perfect for this next phase of US Foods’ evolution,” commented Ed Liddy, chairman of the US Foods Board of Directors. “We want to thank John for guiding the company through its incredible transformation over the past five years. His passion and dedication have been the driving force in setting the company on its path of becoming a truly great American food company that is perfectly positioned for growth.”

“It has been a remarkable ride at US Foods and I’m grateful to have led such a talented group of employees,” said John Lederer, president and CEO, US Foods. “I can say without a doubt that Pietro is absolutely the right person to take this company forward.”

“I am not aware of a company that is more enthusiastic and passionate about serving its customers across America, and I’m honored to be chosen as its new leader,” Satriano said. “Our focus on bringing innovation and differentiation to the foodservice marketplace has given us tremendous momentum. I look forward to working with the senior leadership and all of our employees across the organization to fully realize the potential of our Food. Food People. Easy. strategy.”

Prior to joining US Foods in 2011, Satriano was president of LoyaltyOne Canada, the company behind AirMiles, Canada’s largest

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consumer loyalty reward program in which two thirds of households are active. Previously, he was executive vice president of Loblaw Brands at Loblaw Companies where he was responsible for its complete range of private brands.

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About US Foods

As one of America’s great food companies and leading distributors, US Foods is Keeping Kitchens Cooking™ and making life easier for customers, including independent and multi-unit restaurants, healthcare and hospitality entities, government and educational institutions. With approximately $22 billion in annual revenue, the company offers more than 350,000 products, including high-quality, exclusive brands such as the innovative Chef’s Line®, a time-saving, chef-inspired line of scratch-quality products, and Rykoff Sexton®, a premium line of specialty ingredients sourced from around the world. The company proudly employs approximately 25,000 people in more than 60 locations nationwide. US Foods is headquartered in Rosemont, Ill., and jointly owned by affiliates of Clayton, Dubilier & Rice LLC and Kohlberg Kravis Roberts & Co. L.P. Discover more at www.usfoods.com.

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